Exhibit 4.13 and 10.36

CREDIT AGREEMENT

Dated as of July 24, 2013

among

TANDY BRANDS ACCESSORIES, INC., as Borrower

The Guarantors Named Herein

SALUS CAPITAL PARTNERS, LLC

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	49
1.03	Accounting Terms Generally.	50
1.04	Rounding	50
1.05	Times of Day	51
1.06	Letter of Credit Amounts	51
1.07	Currency Equivalents Generally	51
1.08	Judgment Currency.	51
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		52
2.01	Committed Loans; Reserves.	52
2.02	Borrowings and Conversions of Committed Loans.	53
2.03	Letters of Credit.	54
2.04	Prepayments.	61
2.05	Termination or Reduction of Commitments.	62
2.06	Repayment of Loans.	63
2.07	Interest.	63
2.08	Fees	64
2.09	Computation of Interest and Fees	65
2.10	Evidence of Debt.	65
2.11	Payments Generally; Agent’s Clawback.	66
2.12	Sharing of Payments by Lenders	68
2.13	Settlement Amongst Lenders.	68
2.14	Defaulting Lenders.	69
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		70

3.01	Taxes.	70
3.02	Illegality	73
3.03	Inability to Determine Rates	74
3.04	Increased Costs; Reserves on LIBO Rate Loans.	74
3.05	Mitigation Obligations; Replacement of Lenders.	76
3.06	Survival	76
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		76
4.01	Conditions of Initial Credit Extension	76
4.02	Conditions to all Credit Extensions	80
ARTICLE V REPRESENTATIONS AND WARRANTIES		81
5.01	Existence, Qualification and Power	81
5.02	Authorization; No Contravention	82
5.03	Governmental Authorization; Other Consents	82
5.04	Binding Effect	82
5.05	Financial Statements; No Material Adverse Effect.	82
5.06	Litigation	83
5.07	No Default	83
5.08	Ownership of Property; Liens	84
5.09	Environmental Compliance.	84
5.10	Insurance	85
5.11	Taxes	85
5.12	ERISA Compliance; Canadian Plans.	86
5.13	Subsidiaries; Equity Interests	87
5.14	Margin Regulations; Investment Company Act	87
5.15	Disclosure	88

5.16	Compliance with Laws	88
5.17	Intellectual Property; Licenses, Etc.	88
5.18	Labor Matters	88
5.19	Security Documents.	89
5.20	Solvency	90
5.21	Deposit Accounts.	90
5.22	Brokers	90
5.23	Customer and Trade Relations	90
5.24	Material Contracts	90
5.25	Casualty	91
5.26	Business Plan	91
5.27	Personally Identifiable Information	91
5.28	Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)	91
5.29		91
ARTICLE VI AFFIRMATIVE COVENANTS		91
6.01	Financial Statements	92
6.02	Certificates; Other Information	92
6.03	Notices	95
6.04	Payment of Obligations	96
6.05	Preservation of Existence, Etc	96
6.06	Maintenance of Properties	97
6.07	Maintenance of Insurance.	97
6.08	Compliance with Laws	98
6.09	Books and Records; Accountants.	99
6.10	Inspection Rights.	99

6.11	Use of Proceeds	101
6.12	Additional Loan Parties	101
6.13	Cash Management.	101
6.14	Information Regarding the Collateral.	103
6.15	Physical Inventories.	104
6.16	Environmental Laws	104
6.17	Further Assurances.	105
6.18	Compliance with Terms of Leaseholds	105
6.19	Material Contracts	106
6.20	Business Plan; Financial Advisor.	106
6.21	Employee Benefit Plans.	106
ARTICLE VII NEGATIVE COVENANTS		107
7.01	Liens	107
7.02	Investments	107
7.03	Indebtedness; Disqualified Stock	107
7.04	Fundamental Changes	107
7.05	Dispositions	108
7.06	Restricted Payments	108
7.07	Prepayments of Indebtedness	108
7.08	Change in Nature of Business.	109
7.09	Transactions with Affiliates	109
7.10	Burdensome Agreements	109
7.11	Use of Proceeds	110
7.12	Amendment of Material Documents	110
7.13	Fiscal Year	110

7.14	Deposit Accounts	110
7.15	Minimum Consolidated EBITDA.	110
7.16	Account Concentration	112
7.17	Budgeted Expenses.	112
7.18	Accounts Payable to Inventory Ratio.	112
7.19	Excluded Subsidiaries.	112
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		112
8.01	Events of Default	112
8.02	Remedies Upon Event of Default	116
8.03	Application of Funds	117
ARTICLE IX THE AGENT		118
9.01	Appointment and Authority	118
9.02	Rights as a Lender	118
9.03	Exculpatory Provisions	119
9.04	Reliance by Agent	120
9.05	Delegation of Duties	120
9.06	Resignation of Agent	120
9.07	Non-Reliance on Agent and Other Lenders	121
9.08	No Other Duties, Etc.	121
9.09	Agent May File Proofs of Claim	122
9.10	Collateral and Guaranty Matters	122
9.11	Notice of Transfer	123
9.12	Reports and Financial Statements	123
9.13	Agency for Perfection	124
9.14	Indemnification of Agent	124

9.15	Relation among Lenders	124
ARTICLE X MISCELLANEOUS		125
10.01	Amendments, Etc.	125
10.02	Notices; Effectiveness; Electronic Communications.	127
10.03	No Waiver; Cumulative Remedies	128
10.04	Expenses; Indemnity; Damage Waiver.	129
10.05	Payments Set Aside	131
10.06	Successors and Assigns.	131
10.07	Treatment of Certain Information; Confidentiality	135
10.08	Right of Setoff	136
10.09	Interest Rate Limitation	137
10.10	Counterparts; Integration; Effectiveness	137
10.11	Survival	138
10.12	Severability	138
10.13	Replacement of Lenders	138
10.14	Governing Law; Jurisdiction; Etc.	139
10.15	Waiver of Jury Trial	140
10.16	No Advisory or Fiduciary Responsibility	140
10.17	USA PATRIOT Act Notice	141
10.18	Foreign Asset Control Regulations	141
10.19	Time of the Essence	142
10.20	Press Releases.	142
10.21	Additional Waivers.	142
10.22	No Strict Construction	144
10.23	Attachments	144

SCHEDULES

1.01	Guarantors
1.02	Approved Foreign Vendors
2.01	Commitments and Applicable Percentages
4.01	License Agreements
5.01	Loan Parties Organizational Information
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.1	Insurance
5.12	Canadian Pension Plans
5.13	Subsidiaries; Other Equity Investments
5.21	DDAs
5.24	Material Contracts
6.02	Financial and Collateral Reporting
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B-1	Revolving Note

B-2	Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F	DDA Notification

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 24, 2013, among TANDY BRANDS ACCESSORIES, INC., a Delaware corporation (the “Borrower”), the Persons named on Schedule 1.01 hereto (collectively, the “Guarantors”), each Lender from time to time party hereto, and SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, a first-in, last-out term loan facility and certain other financial accommodations, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

All Obligations of the Loan Parties to the Agent and Lenders hereunder and under the Loan Documents shall be full recourse to each of the Loan Parties and secured by the Agent’s security interest in and liens on all or substantially all of the assets of the Loan Parties included in the Collateral.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) or Document of Title (as defined in the PPSA) that (a) is issued by a common carrier which is not (i) to the Borrower’s knowledge, an Affiliate of the Approved Foreign Vendor or (ii) an Affiliate of any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent and other Permitted Encumbrances), and (e) is on terms otherwise reasonably acceptable to the Agent.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC or PPSA (as applicable), and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, province or territory, governmental unit of a state, province or territory, or person licensed or authorized to operate the game by a state, province or territory or governmental unit of a state, province or territory. The term “Account” includes health-care-insurance receivables.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any amalgamation, merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” shall have the meaning provided in Section 10.17.

“Administrative Agent” means Salus in its capacity as administrative agent under any of the Loan Documents, or any successor thereto in such capacities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding twenty percent (20%) or more of any class of the Equity Interests of that Person, and (iv) any other Person twenty percent (20%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Salus in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto in such capacities.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.  As of the Closing Date, the Aggregate Revolving Commitments are $27,500,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“AML Program” has the meaning specified in Section 5.28.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means (a) with respect to any Committed Revolving Loan, eight and one-half percent (8.50%), and (b) with respect to any outstanding portion of the Term Loan, eleven and one-quarter percent (11.25%).

“Applicable Percentage” means, in each case as the context requires, (a) with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, (b) with respect to any Term Lender at any time, the portion of the Term Loan represented by the outstanding principal balance of such Term Lender’s Term Loan at such time, or (c) with respect to all Lenders at any time, the percentage of the sum of the Aggregate Revolving Commitments represented by the sum of such Lender’s Revolving Commitment and the outstanding principal balance of such Lender’s Term Loan at such time, in each case as the context provides.  If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.05 or Section  8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means (i) with respect to Eligible Finished Goods Inventory (including, without duplication but subject to the proviso set forth below, Eligible In-Transit Inventory), ninety percent (90)%, and (ii) with respect to Eligible Piece Goods Inventory, seventy percent (70)%; provided that, the Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to modify the Appraisal Percentage with respect to Eligible In-Transit Inventory.

“Appraised Value” means (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value (x) is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Loan Parties and (y) shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent, and (b) with respect to Eligible Real Estate, the appraised orderly liquidation value of Eligible Real Estate as set forth in the most recent appraisal of Eligible Real Estate as determined from time to time by an independent appraiser engaged by the Agent, which appraisal shall assume, among other things, a marketing time of not greater than twelve (12) months or less than three (3) months; provided that the Appraised Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon.

“Approved Budget” has the meaning specified in Section 7.17.

“Approved Foreign Vendor” means each of the Foreign Vendors listed on Schedule 1.02 hereto, and any other Foreign Vendor which (a) is located in any country acceptable to the Agent in its Permitted Discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so reasonably requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of each Person whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended June 30, 2012, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(ii).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)           the Maximum Revolving Loan Amount

minus

(b)           the Total Revolver Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Agent that all accounts payable (including, without limitation, all rents) and Taxes are being paid on a timely basis or are being contested in compliance with Section 6.04.

“Availability Block” means $900,000.

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States or Canada; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, goods and services, harmonized sales, municipal, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party and any employee service deductions, workers’ compensation, pension fund or Wage Earner Protection Act (Canada) obligations of any Loan Party, (v) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory or Eligible Real Estate between appraisals; (vi) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral (unless such charges or Permitted Encumbrances have been subordinated to the Lien of the Agent); (vii) Cash Management Reserves; (viii) Realty Reserves; (ix) royalties payable in respect of licensed merchandise; (xii) Inventory that is subject to the rights of suppliers under section 81.1 of the Bankruptcy and Insolvency Act (Canada); and (xiii) potential currency rate exchange fluctuations which may from time to time occur in respect of any Eligible Trade Receivables payable in a currency other than Dollars.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Blocked Account” has the meaning provided in Section 6.13(a)(i).

“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means any Borrowing Base information, reports, financial statements and other materials delivered by the Borrower or any Loan Party hereunder, as well as other Reports and information provided by the Agent to the Lenders.

“Borrowing” means a Revolving Credit Borrowing or the Term Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the Cost of Eligible Finished Goods Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Finished Goods Inventory; provided that, Eligible In-Transit Inventory shall be included in such calculation in the sole discretion of the Agent, and provided further that the amount of Eligible In-Transit Inventory included in Eligible Finished Goods Inventory shall in no event exceed the lesser of (i) (x) for the period from July 1 through October 31 of any year, thirty percent (30%) of the Maximum Revolving Loan Amount, and (y) at all other times, twenty-five percent (25%) of the Maximum Revolving Loan Amount or (ii) $6,500,000;

plus

(b) the lesser of (i) the Cost of Eligible Piece Goods Inventory, net of Inventory Reserves, multiplied by the product of the Appraisal Percentage multiplied by the Appraised Value of Eligible Piece Goods Inventory, or (ii) the Cost of Eligible Piece Goods Inventory, net of Inventory Reserves, multiplied by thirty-five percent (35%);

plus

(c) the Receivables Advance Rate multiplied by the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto);

plus

(d) the Real Estate Advance Rate multiplied by the Appraised Value of Eligible Real Estate;

minus

(e) the Term Loan Reserve;

minus

(f) the Availability Block;

minus

(g) the then amount of all Availability Reserves.

For the purpose of valuating any of the foregoing denominated in Canadian Dollars, the amount in Canadian Dollars shall be converted into the Equivalent Amount thereof in Dollars; provided that Agent reserves the right to adjust such conversion rate to take into account currency rate exchange fluctuations since the last valuation thereof.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Business Plan” means, with respect to any Fiscal Year, (i) a detailed forecast prepared by management of the Borrower for such Fiscal Year, which shall include (without limitation) an Availability model, Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower’s then current practices, the amount of any proposed distributions to be made pursuant to Section 7.06 and such other information (financial or otherwise) as is reasonably requested by the Agent, and (ii) any revisions to such forecast, in each case in form and substance satisfactory to the Agent in its Permitted Discretion.  For the avoidance of doubt, a draft or preliminary plan submitted by the Borrower to the Agent shall not be deemed the “Business Plan” hereunder until it has been finalized and accepted by the Borrower and the Agent.  A true and complete copy of the initial Business Plan has been delivered to the Agent prior to the Closing Date.

“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plan.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with an L/C Issuer, in which deposits are required to be made in accordance with Sections 2.03(f) or 8.02(c).

“Cash Collateralize” means to pledge and deposit with or deliver to the applicable L/C Issuer, for its benefit, as collateral for the applicable L/C Obligations, cash or deposit account balances or, if the Agent and the applicable L/C Issuer shall otherwise agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the applicable L/C Issuer (which documentation is hereby Consented to by the Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” means any Lender, Affiliate of a Lender or another institution approved by Agent in its sole discretion.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Cash Management Bank or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the United States, any central bank or other Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the Equity Interests of the Borrower  entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, control over the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty percent (30%) or more of the combined voting power of such securities; or

(d) any “change in control” or similar event as defined in any Organizational Document of any Loan Party or in any Material Contract, or any document governing Material Indebtedness of any Loan Party;

(e) the Borrower fails at any time to own, directly or indirectly, one-hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens

(other than the Liens in favor of the Agent), except where such failure is as a result of a transaction permitted by the Loan Documents; or

(f) either N. Roderick McGeachy, III, Robert J. McCarten or Chuck Talley shall cease, for any reason, to be actively engaged in the day-to-day management of the Borrower, unless (i) a successor with similar industry experience, reputation and expertise is appointed within six (6) months of such cessation and such successor is appointed following good faith consultation with the Agent or (ii) if such successor does not have (or Agent shall reasonably determine such successor does not have) similar industry experience, reputation or expertise, such successor is appointed with the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) within six (6) months of such cessation.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, as applicable, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collateral Agent” means Salus in its capacity as collateral agent under any of the Loan Documents, or any successor thereto in such capacities.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment and Term Commitment, as applicable.

“Committed Loan Notice” means a notice of a Revolving Credit Borrowing, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Committed Revolving Loan” has the meaning specified in Section 2.01(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of five (5) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, provincial, territorial, local and foreign income Taxes, (iii) depreciation and amortization expense (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Borrower and its Subsidiaries for such Measurement Period), (v) fees and expenses incurred in connection with the Existing Credit Agreement, this Agreement and any amendment or modification of this Agreement, including fees and expenses of advisors and legal counsel and (vi) the amount of any restructuring charges and costs related to the closure and/or consolidation of facilities or lines of business, not to exceed an amount approved by the Agent, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, provincial, territorial, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any non-cash or deferred interest financing costs, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (d) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Loan Parties’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Loan Parties, the Loan Parties’ purchase journals or the Loan Parties’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Loan Parties’ calculation of cost of goods sold.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) each Cash Management Bank, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan

Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, including any fees or expenses incurred in connection with obtaining a rating for such credit facilities, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with any increase in the amount of Aggregate Revolving Commitments after the Closing Date, or (C) the enforcement or protection of the rights of the Credit Parties in connection with this Agreement or the Loan Documents or efforts to monitor, preserve, protect, collect, or enforce the Collateral (it being understood that the reimbursement obligations of the Loan Parties for any appraisals, inspections or exams shall be subject to the limitations set forth herein); (b) with respect to any L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (c) all customary and reasonable fees and charges (as adjusted from time to time) of the Agent with respect to access to online Loan information, the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith; and (d) upon the occurrence and during the continuance of an Event of Default, all reasonable and documented  out-of-pocket expenses incurred by the Credit Parties who are not the Agent, a L/C Issuer or any Affiliate of any of them, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel in each relevant jurisdiction representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel as reasonably required to eliminate such conflict).

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among the Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties (other than Excluded Accounts).  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.13(a)(ii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Companies Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States and Canada (or any provincial or territorial subdivision thereof) or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to any such Loan plus three and one-half percent (3.5%) per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Committed Revolving Loans within two Business Days of the date such Committed Revolving Loans or such drawing were required to be funded hereunder, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of related transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Loan Parties or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Loan Parties in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Early Termination Fee” shall have the meaning given to such term in Section 2.08(b) hereof.

“Eligible Finished Goods Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) items of Inventory of the Loan Parties that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Loan Parties’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Finished Goods Inventory:

(a) Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;

(c) Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) or the Province of Ontario;

(d) Inventory that is not located at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, or (ii) to the extent that a Loan Party has furnished the Agent with (A) any UCC or PPSA financing statements or other documents that the Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;

(e) Inventory that is located: (i) in a distribution center leased by a Loan Party unless the applicable lessor has delivered to the Agent a Collateral Access Agreement, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in the Loan Parties’ business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g) Inventory that is not subject to a perfected first priority security interest in favor of the Agent;

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered or as to which the Borrower has accepted a deposit; or

(j) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received written notice of a dispute in respect of any such agreement (other than disputes with respect to past-due royalties incurred prior to the Closing Date for which the Agent has established an Availability Reserve).

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Finished Goods Inventory, In-Transit Inventory:

(a) Which has been shipped from a foreign location for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for forty-five (45) days or less from the date of shipment of such Inventory;

(b) For which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c) For which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory pursuant to a Customs Broker/Carrier Agreement;

(d) Which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) For which payment of the purchase price has been made by a Loan Party or the purchase price is supported by a Commercial Letter of Credit; and

(g) Which otherwise would constitute Eligible Finished Goods Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, collectively, Eligible Finished Goods Inventory and Eligible Piece Goods Inventory.

“Eligible Piece Goods Inventory” means, as of the date of determination thereof, items of Inventory of the Loan Parties that are piece goods and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) would not be excluded as ineligible by virtue of one or more of the criteria set forth in clauses (a) through (j) of the definition of Eligible Finished Goods Inventory.

“Eligible Real Estate” means Real Estate deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base and which, except as otherwise agreed by the Agent, in its Permitted Discretion, satisfies all of the following conditions:

(a) The Borrower owns such Real Estate in fee simple absolute;

(b) The Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law) on the such Real Estate has been taken.

(c) The Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(d) The Real Estate Eligibility Requirements have been satisfied.

“Eligible Trade Receivables” means each Account deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base arising from the sale of the Loan Parties’ Inventory that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case originated in the ordinary course of business of a Loan Party, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (v) below.  Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Eligible Trade Receivable.  Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts for which invoices have been outstanding for more than 120 days past the due date;

(c) Accounts due from any account debtor of which more than fifty percent (50%) of Accounts due from such account debtor are ineligible under clause (b) above.

(d) All Accounts owed by an account debtor and/or its Affiliates which together exceed (i) with respect to Accounts owned by Wal-Mart, Kohl's or JC Penney, forty percent (40%) (or any higher percentage hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion) and (ii) with respect to all other Accounts, fifteen percent (15%) (or any higher percentage hereafter established by the Agent for any particular account debtor) of the amount of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion);

(e) Accounts (i) that are not subject to a perfected first priority security interest in favor of the Agent, or (ii) with respect to which the Loan Parties do not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Loan Parties or are not payable in Dollars or Canadian Dollars;

(h) Accounts which are owed by any account debtor whose principal place of business is not within the continental United States or Canada;

(i) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(j) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

(k) Accounts due from an account debtor which is the subject of any proceeding under Debtor Relief Laws, has had a trustee, custodian, receiver and manager trustee, conservator, liquidator, sequestrator or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l) Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation, or the federal government of Canada and has complied with the Financial Administration Act (Canada) and any applicable provincial or territorial legislation;

(m) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(n) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(o) Accounts arising out of sales to account debtors outside the United States and Canada;

(p) Accounts that are otherwise on terms other than those normal and customary in the Loan Parties’ business;

(q) Accounts evidenced by a promissory note or other instrument;

(r) Accounts consisting of amounts due from vendors as rebates or allowances;

(s) Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(t) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(u) Accounts which constitute credit card receivables;

(v) Accounts arising out of the sale of Inventory financed by EPK pursuant to the KTC Financing Documents, until such time as a Purchase Order Certificate (as defined in the Intercreditor Agreement) has been delivered to and been accepted by the Agent and the Agent is satisfied that EPK has released or subordinated its Lien on such Accounts to the Agent; or

(w) Accounts which the Agent determines in its Permitted Discretion to be unacceptable for inclusion in the Borrowing Base.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, any reserve which the Agent, from time to time in its Permitted Discretion establishes for estimable amounts that are reasonably likely to be expended by any of the Loan Parties in order for such Loan Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means any and all Federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EPK” means EPK Financial Corporation d/b/a/ King Trade Capital.

“Equipment” has the meaning set forth in the UCC or the PPSA (as applicable).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the Agent converting the first currency into the second currency at approximately 12:00 p.m. on such day in accordance with Agent’s customary practice for commercial loans being administered by it or at such other rate as may have been agreed in writing between Borrower and Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to

Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Accounts” means deposit accounts used exclusively and in the ordinary course of business for payroll, payroll taxes or employee benefits.

“Excluded Subsidiary” means (a) TBAC-Torel, Inc., a Delaware corporation and (b) Tandy Brands Accessories Handbags, Inc., a Delaware corporation.

“Excluded Taxes” means, with respect to the Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) pursuant to  the laws of the jurisdiction under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax attributable to such Agent’s, Lender’s, any L/C Issuer’s or any other recipient’s failure to comply with Section 3.01(e), and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Credit and Security Agreement dated as of August 25, 2011 among the Borrower and certain of the other Loan Parties, and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division, as lender.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means any Guarantee made by a Guarantor in favor of the Agent and the other Credit Parties, in form and substance reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means current Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version or successor provision that is substantively similar and not materially more onerous to comply with) and, in each case, any regulations promulgated thereunder and any interpretation thereof and other guidance issued in connection therewith and any agreements entered into with respect to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to money center banks on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Borrower and the Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each September, December, March and June of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on June 30 of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to the Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance reasonably satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of the Borrower purchased from such Foreign Vendor.

“Fronting Fee” has the meaning assigned to such term in Section 2.03(h).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) HA Sheldon, (b) TBAC Trust and (c) and each other Domestic Subsidiary of the Borrower (other than Excluded Subsidiaries) that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“HA Sheldon” means H.A. Sheldon Canada Ltd., an Ontario corporation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” means the date of any payment by the applicable L/C Issuer under a Letter of Credit.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or created by or for the account of such Person;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) All Attributable Indebtedness of such Person;

(f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar organization under the laws of jurisdiction of such joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Borrower, EPK, and the Agent.

“Interest Payment Date” means the first day after the end of each month and the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from a Foreign Vendor of such Loan Party from a location (a) outside of the continental United States in respect or Inventory of the Borrower or a Guarantor that is a Domestic Subsidiary to a location of the Borrower or such Domestic Subsidiary that is within the continental United States or (b) outside of the Province of Ontario with respect to Inventory of HA Sheldon or any other Guarantor organized in the Province of Ontario to a location of HA Sheldon or such other Guarantor that is within the Province of Ontario.

“Inventory” has the meaning given that term in the UCC or the PPSA (as applicable), and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, piece goods or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Seasonality;

(c) Shrink;

(d) Imbalance;

(e) Change in Inventory character;

(f) Change in Inventory composition;

(g) Change in Inventory mix;

(h) Markdowns (both permanent and point of sale);

(i) Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j) Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary thereof) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder” means an agreement, in form and substance reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as a Guarantor.

“KTC Financing Documents” means any and all documentation governing the KTC Indebtedness.

“KTC Indebtedness” means the Indebtedness consisting of purchase order financing provided to the Borrower and the other Loan Parties by EPK pursuant to the KTC Financing Documents.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state, provincial, territorial and local law, statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Salus, (b) any other financial institution that, with the consent of the Agent (and subject to such financial institution’s entry into agreements reasonably satisfactory to the Agent), agrees to become an L/C Issuer for the purpose of issuing Letters of

Credit hereunder, and (c) any successor issuer of Letters of Credit hereunder (which successor may only be a Revolving Lender selected by the Agent in its Permitted Discretion). Any L/C Issuer may, in its Permitted Discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any “rule” under the ISP or any article of UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any written agreement, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means, individually, a Revolving Lender or a Term Lender, and collectively, all such persons.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning given to such term in Section 2.03(i) hereof.

“Letter of Credit Sublimit” means an amount equal to $5,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.  A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Aggregate Revolving Commitments.

“LIBO Rate” means, as of any date of determination, the greater of (a) 0.75% per annum, and (b) the rate per annum for LIBOR  as published by www.bankrate.com (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) for an interest period of thirty (30) days.  If such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars in the approximate outstanding amount of the applicable Loans would be offered to major banks in the London interbank eurodollar market in which Salus participates for an interest period of thirty (30) days.

“LIBO Rate Loan” means a Loan that bears interest at a rate based on the LIBO Rate.

“Licensor/Vendor Subordinated Notes” means, collectively, those certain Subordinated Promissory Notes dated as of the Closing Date in an aggregate principal amount of $9,766,458 from the Borrower to certain licensors and vendors of the Borrower, which shall be on terms and conditions acceptable to the Agent in its Permitted Discretion.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any extension of credit by a Lender to the Borrower under ARTICLE II in the form of a Committed Revolving Loan, the Term Loan or otherwise.

“Loan Account” has the meaning assigned to such term in Section 2.10(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Security Documents, each Facility Guaranty, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies, taken as a whole, of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a

Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any fiscal year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person; provided that the KTC Financing Documents and the Licensor/Vendor Subordinated Notes shall at all times be considered Material Contracts, regardless of the amount thereof.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $1,000,000; provided that the KTC Indebtedness shall at all times be considered Material Indebtedness, regardless of the amount thereof.  For purposes of determining the amount of Material Indebtedness at any time, (a) the undrawn committed or available amounts shall be included, and (b) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means July 24, 2015.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Maximum Revolving Loan Amount” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Borrowing Base.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Mortgages” means each and every fee mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning the Real Estate encumbered thereby in favor of the Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, attorneys' fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions and other customary expenses and fees) paid by any Loan Party to third parties (other than Affiliates)); and

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the investment banking fees, underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).

“Note” means (a) a Revolving Note or (b) a Term Note, as each may be amended, restated, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Committed Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCMLTFA” has the meaning provided therefor in Section 5.30.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means that certain perfection certificate dated as of the date hereof, executed and delivered by the Loan Parties in favor of the Agent, for the benefit of the Credit Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Agent) executed and delivered by the applicable Guarantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of Joinder executed in accordance with Section 6.12, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Permitted Discretion” means, as to Agent or any Lender, a determination made in good faith and in the exercise of reasonable business judgment from the perspective of a secured, asset-based commercial lender exercised in accordance with generally applicable practices of Agent or such Lender.

“Permitted Disposition” means any of the following:

(a)           Dispositions of inventory in the ordinary course of business;

(b)           non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(c)           Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(d)           sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(e)           sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(f)           sales, transfers and Dispositions related to accounts receivable of Wal-Mart Stores, Inc. and its Affiliates to Wells Fargo Bank, National Association pursuant to a factoring arrangement on terms, conditions and documentation reasonably satisfactory to the Agent;

(g)           sales, transfers and Dispositions related to accounts receivable of Kohl’s Corporation, Kohl’s Department Stores, Inc. and their respective Affiliates to Bank of America, N.A. pursuant to a factoring arrangement on terms, conditions and documentation reasonably satisfactory to the Agent;

(h)           as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value, (B) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible

Real Estate under the Borrowing Base, (C) the proceeds of such sale are utilized to repay the Obligations, and (D) in the case of any sale-leaseback transaction permitted hereunder, the Agent shall have received from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent

(i)           the sale, discount or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection and consistent with historical practices;

(j)           dispositions of property (other than assets included in the Borrowing Base) at fair market value to the extent that such property is exchanged for credit against the purchase price of similar property or the proceeds of such disposition are promptly applied to the purchase price of replacement property;

(k)           the dissolution or liquidation of any Excluded Subsidiary if the Borrower determines in good faith that any such dissolution or liquidation is in the best interest of the Loan Parties; and

(l)           dispositions of other assets of the Borrower provided that at the time of such disposition no Event of Default exists or would result therefrom and the aggregate book value of all property disposed of in reliance on this clause (l) shall not exceed $250,000 in any fiscal year.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in compliance with Section 6.04;

(b)           Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c)           Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)           Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)           Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g)           Liens existing on the Closing Date and listed on Schedule 7.01 and any Permitted Refinancings thereof;

(h)           Liens on fixed or capital assets acquired by any Loan Party which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(i)           Liens in favor of the Agent;

(j)           Liens in favor of EPK under the KTC Financing Documents, provided that such Liens shall at all times be subject to the provisions of the Intercreditor Agreement;

(k)           Statutory Liens of landlords and lessors in respect of rent not in default;

(l)           Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(m)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(n)           Liens arising from precautionary UCC or PPSA filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(o)           Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations that are (A) being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation; and

(p)           encumbrances referred to in Schedule B of the Mortgage Policies insuring the Mortgages.

“Permitted Indebtedness” means each of the following:

(a)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)           Indebtedness of any Loan Party to any other Loan Party;

(c)           Purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $500,000 at any time outstanding; provided further that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into an intercreditor agreement on terms reasonably satisfactory to the Agent;

(d)           Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) with respect to any Eligible Real Estate, the Net Proceeds paid in cash are in an amount at least equal to the greater of the amounts advanced or available to be advanced against such Eligible Real Estate under the Borrowing Base, (B) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (C) the Loan Parties shall cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(e)           the Obligations;

(f)           the KTC Indebtedness;

(g)           Indebtedness owing to certain vendors of the Borrower pursuant to the Licensor/Vendor Subordinated Notes;

(h)           Reserved;

(i)           (i) unsecured Indebtedness owing among Subsidiaries that are not Loan Parties, and (ii) unsecured Indebtedness owing by Subsidiaries that are not Loan Parties to the Loan Parties (A) outstanding as of the Closing Date and (B) for rent and payroll operations in Mexico and Hong Kong in an amount not to exceed, together with (but without duplication of, or in addition to) the amount of any Investments permitted pursuant to clause (g)(iv)(B) of the definition of Permitted Investment, $500,000 in the aggregate at any time outstanding;

(j)           Indebtedness arising from the honoring of bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(k)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)           unsecured contingent liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with Permitted Dispositions;

(m)           deferred payments on account insurance premiums; and

(n)           unsecured Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” means each of the following as long as, in the cases of clauses (a) – (e), (g)(iv), (k) and (l), no Event of Default exists or would arise from the making of such Investment at the time such Investment is made:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)           Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)           Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)           Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(g)           (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party; and (iv) loans and advances by any Loan Party to a Subsidiary that is not a Loan Party (A) outstanding on the Closing Date and (B) to fund rent and payroll operations in Mexico on a weekly basis and in Hong Kong on a monthly basis in an amount not to exceed, together with (but without duplication of, or in addition to) the amount of any Indebtedness permitted pursuant to clause (i)(ii)(B) of the definition of Permitted Indebtedness, $500,000 in the aggregate at any time outstanding;

(h)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)           Guarantees constituting Permitted Indebtedness;

(j)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k)           advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $50,000 to any individual at any time or in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l)           Prepaid rent not exceeding one month and security deposits for leased locations; and

(m)           Capital contributions made by any Loan Party to another Loan Party;

provided, however, that notwithstanding the foregoing, no such Investments specified in clauses (a) through (e) shall be permitted unless (i) no Committed Revolving Loans, or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which:

(a) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) Is made to pay any other amount chargeable to any Loan Party hereunder;

provided however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.05 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party to a Person that is not a Loan Party (other than Dispositions described in clauses (a), (c), (d), (e) and (j) of the definition of Permitted Disposition) in an amount in excess of $100,000;

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an amount in excess of $100,000, unless the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent;

(c) The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party or (ii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d) The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Indebtedness; or

(e) The receipt by any Loan Party of any Extraordinary Receipts.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means the applicable percentage during each time period as set forth below:

Period	Real Estate Advance Rate
Closing Date through July 31, 2013	80%
August 1, 2013 through August 31, 2013	77.5%
September 1, 2013 through September 30, 2013	75%
October 1, 2013 through October 31, 2013	72.5%
November 1, 2013 through November 30, 2013	70%
December 1, 2013 through December 31, 2013	67.5%
January 1, 2014 through January 31, 2014	65%
February 1, 2014 through February 28, 2014	62.5%
March 1, 2014 through March 31, 2014	60%
April 1, 2014 through April 30, 2014	57.5%
May 1, 2014 and thereafter	55%

“Real Estate Eligibility Requirements: means collectively, each of the following:

(a) The applicable Loan Party has executed and delivered to the Agent a Mortgage with respect to any Real Estate to be included in Eligible Real Estate;

(b) As to any particular property, the Loan Party is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(c) The Agent shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance) (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent, issued, coinsured and reinsured (to the extent required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under applicable Law or otherwise reasonably acceptable to the Agent;

(d) The Agent shall have received, within thirty (30) days following the Closing Date, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid,  certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent;

(e) The Agent shall have received a Phase I Environmental Site Assessment (and, with respect to the Real Estate included in the Borrowing Base on the Closing Date, within thirty (30) days following the Closing Date, a Phase II Environmental Site Assessment), in each case in accordance with ASTM Standard E1527-05, in form and substance reasonably satisfactory to the Agent, from an environmental consulting firm reasonably acceptable to the Agent, which reports shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent shall be satisfied with the nature and amount of any such matters. The Agent may, upon the receipt of a Phase I Environmental Site Assessment for any other Eligible Real Estate require the delivery of further environmental assessments or reports to the extent such further assessments or reports are recommended in the Phase I Environmental Site Assessment;

(f) If such Real Estate is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the applicable Loan Party shall have delivered to the Agent evidence of flood insurance naming the Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended and in effect, which shall be reasonably satisfactory in form and substance to the Agent; and

(g) The applicable Loan Party shall have delivered such other information and documents as may be reasonably requested by the Agent.

“Realty Reserves” means such reserves as the Agent from time to time determines in the Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Agent.

“Receipts and Collections” has the meaning specified in Section 6.13(c).

“Receivables Advance Rate” means (i) from the Closing Date until the first anniversary of the Closing Date, 95%, and (ii) thereafter, 90%.

“Receivables Reserves” means such reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, dilution reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Revolving Loans or the Term Loan, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the applicable L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the sum of the Aggregate Revolving Commitments and the then aggregate outstanding principal balance of the Term Loan or, if the Aggregate Revolving Commitments and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings; provided that the Revolving Commitment of, and the portion in the aggregate of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves, Realty Reserves, and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder and for whom the Agent has received satisfactory background checks.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to make Committed Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which the Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans made by each of the Revolving Lenders pursuant to Section 2.01.

“Revolving Lender” means each Lender having a Revolving Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Revolving Lender.

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing the Committed Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit B-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Salus” means Salus Capital Partners, LLC and its successors.

“Salus Entity” has the meaning provided in Section 10.06(i).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the DDA Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.13(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) such Person is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TBAC Trust” means TBAC Investment Trust, a Pennsylvania business trust.

“Term Borrowing” means the borrowing of the Term Loan made by each of the Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a portion of the Term Loan pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01.  As of the Closing Date, the aggregate amount of Term Commitments is $1,500,000.

“Term Lender” means each Lender having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Term Lender, or after the making of the Term Loan, each Lender holding any portion of the Term Loan.

“Term Loan” means the term loan made by the Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Term Loan Reserve” means the amount by which the outstanding amount of the Term Loan exceeds ten percent (10%) of the Appraised Value of Eligible Inventory.

 “Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing the Term Loan made by such Term Lender, substantially in the form of Exhibit B-2.

“Termination Date” means the earliest to occur of (i) the Maturity Date,  (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Revolving Commitments are irrevocably terminated (or deemed terminated) in accordance with ARTICLE VIII, or (iii) the termination of the Revolving

Commitments in accordance with the provisions of Section 2.05(a) hereof.

“Total Outstandings” means the outstanding principal balance of the Term Loan plus the Total Revolver Outstandings.

“Total Revolver Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unused Line Fee” shall have the meaning given to such term in Section 2.08(a) hereof.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit) and any other contingent Obligations, providing cash collateralization or other collateral as may be requested by the Agent) of all of the Obligations other than unasserted contingent indemnification Obligations.

1.03 Accounting Terms Generally.

(a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this

Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Currency Equivalents Generally.  Any amount specified in this Agreement (other than in ARTICLE II, ARTICLE IX and ARTICLE X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.08 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or  the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.08 being hereinafter in this Section 1.08 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.08(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 1.08(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 1.08 means the rate of exchange at which Agent, on the relevant date at or about 12:00 p.m. on the relevant date, would be prepared to sell, in accordance with Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan to the Borrower on the Closing Date in a principal amount not to exceed the Term Commitment of such Term Lender.  Amounts repaid in respect of the Term Loan may not be reborrowed, and upon each Term Lender’s making of such Term Loan, the Term Commitment of such Term Lender shall be terminated.

(b) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Committed Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period on which the Agent’s offices are open to conduct business, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving

Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Revolving Credit Borrowing, the Total Revolver Outstandings shall not exceed the Maximum Revolving Loan Amount;

(ii) after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender shall not exceed the lesser of (A) such Lender’s Revolving Commitment and (B) such Revolving Lender’s Applicable Percentage of the Borrowing Base; and

(iii) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may make Revolving Credit Borrowings under this Section 2.01, prepay under Section 2.04, and reborrow Committed Revolving Loans under this Section 2.01.

(c) The Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(d) The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

2.02 Borrowings and Conversions of Committed Loans.

(a) Subject to the provisions of Section 3.02 and Section 3.03, all Loans shall be LIBO Rate Loans.

(b) Each Revolving Credit Borrowing shall be made upon the Borrower’s irrevocable notice to the Agent in writing in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each such notice must be received by the Agent not later than 12:00 p.m. on the requested date of any Borrowing.  Each Borrowing of any Committed Revolving Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Committed Revolving Loans to be borrowed.

(c) Following receipt of a Request for Credit Extension, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Revolving Loans.  Each Revolving Lender shall make the amount of its Committed Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower.

(d) The Agent, without the request of the Borrower, may advance as a Committed Revolving Loan any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.04(b).

(e) Each Borrowing of Committed Revolving Loans shall be made by the Revolving Lenders pro rata in accordance with their respective Applicable Percentage.  The failure of any Revolving Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f) At any time that LIBO Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the LIBO Rate used in determining the applicable interest rate.

(g) The Agent, the Revolving Lenders and the L/C Issuers shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Borrower, the Lenders and the L/C Issuers and the Borrower and each Lender and L/C Issuer shall be bound thereby.  A Permitted Overadvance is for the account of the Borrower and shall constitute an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.04(b).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Revolving Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, each L/C Issuer shall (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, issue Letters of Credit for the account of the Loan Parties, and amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (B) honor drawings under the Letters of Credit; provided, that after giving effect to any L/C Credit Extension with respect to any

Letter of Credit, (x) the Total Revolver Outstandings shall not exceed Maximum Revolving Loan Amount, (y) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Letter of Credit shall be issued if:

(A) subject to Section 2.03(b)(ii), the expiry date of such requested Standby Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) subject to Section 2.03(b)(ii), the expiry date of such requested Commercial Letter of Credit would occur more than 120 days after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No Letter of Credit shall be issued without the prior consent of the Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and the applicable L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit; or

(D) such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the applicable L/C Issuer, in its Permitted Discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrower of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate.

(iv) The applicable L/C Issuer shall not amend any Letter of Credit if (A) such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in ARTICLE IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in ARTICLE IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and such L/C Issuer may agree in a particular instance in their Permitted Discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent or such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent or such L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the applicable L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable), as the applicable L/C Issuer or the Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in ARTICLE IV shall not then be satisfied or unless the applicable L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the Agent or the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the Agent or the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Agent shall instruct the applicable L/C Issuer not to permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the applicable L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable L/C Issuer with respect to any such payment.  Any notice given by the applicable L/C Issuer or the Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries; or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Agent and the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e) Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the applicable L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d)) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrower; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrower which the Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided, further that any claim against the applicable L/C Issuer by the Borrower for any loss suffered or incurred by the Borrower shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrower as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrower taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing its rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable L/C Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the applicable L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the applicable L/C Issuer may provide to the Borrower with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by the applicable L/C Issuer or any representation or warranty by the applicable L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the applicable L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(f) Cash Collateral.  The Borrower shall immediately Cash Collateralize, with the proceeds of Committed Revolving Loans, the Outstanding Amount of all L/C Obligations with respect to all Letters of Credit upon the issuance thereof in an amount equal to one hundred percent (100%) of the Outstanding Amount of such L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to one hundred five percent (105%) of the Outstanding Amount of such L/C Obligations).  In furtherance thereof, on the date of issuance of each Letter of Credit hereunder, the Borrower shall request a Revolving Credit Borrowing to be disbursed on such date in order to Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit in accordance with this Section 2.03(f).  Cash Collateral shall be maintained in a Cash Collateral Account with the applicable L/C Issuer.  If at any time the Agent or the applicable L/C Issuer determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or the applicable L/C Issuer or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(g) Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(h) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer, for its own account, a customary fronting fee (the “Fronting Fee”) computed on the daily amount available to be drawn under each Letter of Credit issued by such L/C Issuer and payable on a monthly basis in arrears.  Such Fronting Fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.   For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i) Letter of Credit Fee.  The Borrower shall pay to the Agent, for the account of each Lender in accordance with its Applicable Percentage, a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit at the rate per annum equal to the LIBO Rate plus the Applicable Margin set forth in clause (a) of the definition thereof, multiplied by the daily Stated Amount of such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date of such Letter of Credit and on the Termination Date, and (ii) computed on a monthly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Prepayments.

(a) Subject to the payment of any Early Termination Fee required under Section 2.08(b) hereof, the Borrower may, upon notice from the Borrower to the Agent (which notice may be revocable if such notices states that the such prepayment is contingent upon the refinancing in full of the credit facility provided hereunder, or the occurrence of any similar transaction, and such refinancing or other transaction does not occur), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment; and (ii) any prepayment of (x) Committed Revolving Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (y) the Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason the Total Revolver Outstandings at any time exceed the Maximum Revolving Loan Amount as then in effect, the Borrower shall immediately prepay the Committed Revolving Loans in an amount equal to such excess.

(c) The Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized) with proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.

(d) The Borrower shall prepay the Loans and Cash Collateralize the L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized) in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event.

(e) Upon the expiration of any Letter of Credit, or any reduction in the amount of any Letter of Credit, the Borrower shall immediately prepay the Loans then outstanding with the cash collateral held by the applicable L/C Issuer on account of such Letter of Credit in an amount equal to (i) in the case of the expiration of such Letter of, the aggregate amount of Cash Collateral held by the applicable L/C Issuer on account of such Letter of Credit prior to giving effect to such prepayment, and (ii) in the case of any reduction in the amount of such Letter of Credit, (A) the aggregate amount of Cash Collateral held by the applicable L/C Issuer on account of such Letter of Credit prior to giving effect to such prepayment minus (ii) the amount of cash collateral required to Cash

Collateralize the aggregate undrawn amount available to be drawn on such Letter of Credit after giving effect to the reduction thereof, in accordance with Section 2.03(f).

(f) Prepayments made pursuant to Section 2.04(c), (d) and (e) above, first, shall be applied to the outstanding Committed Revolving Loans; second, shall be used to Cash Collateralize the remaining L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized); third, shall be applied ratably to the outstanding Term Loan; and, fourth, the amount remaining, if any, after the prepayment in full of all Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the applicable L/C Issuer.

2.05 Termination or Reduction of Commitments.

(a) The Borrower may, upon notice from the Borrower to the Agent (which notice may be revocable if such notice states that the termination is contingent upon the refinancing in full of the credit facility provided hereunder, or the occurrence of any other similar transaction, and such refinancing or other transaction does not occur), terminate the Aggregate Revolving Commitments or the Letter of Credit Sublimit or from time to time permanently reduce the Aggregate Revolving Commitments or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolver Outstandings would exceed the Aggregate Revolving Commitments, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) If, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Aggregate Revolving Commitments under this Section 2.05.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.  All fees and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(d) The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender’s funding of its portion of the Term Loan, which shall occur no later than the Closing Date.

2.06 Repayment of Loans.

(a) The Borrower shall repay to the Revolving Lenders on the Termination Date the aggregate principal amount of Committed Revolving Loans outstanding on such date.

(b) The Borrower shall repay to the Term Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on such date, along with accrued but unpaid interest and all other Obligations outstanding with respect to the Term Loan.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBO Rate plus the Applicable Margin.

(b) (i)           If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until so paid.

(i) If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times during the continuance of such Event of Default equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.  In addition to certain fees described in Section 2.03(h) and (i):

(a) Unused Line Fee.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, an unused line fee, calculated on a per annum basis, equal to 0.50% times the average daily amount by which the

Aggregate Revolving Commitments exceed the Total Revolver Outstandings (the “Unused Line Fee”). The Unused Line Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV of the Credit Agreement is not met, and shall be due and payable monthly in arrears on the first Business Day after the end of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Unused Line Fee shall be computed on a monthly basis in arrears.

(b) Early Termination Fee.  In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, or in the event that the Borrower reduces (but does not terminate) the Aggregate Revolving Commitments prior to the Maturity Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) equal to the following:  (i) three percent (3.00%) of (x) the Aggregate Revolving Commitments then in effect (without regard to any termination thereof) plus the outstanding amount of the Term Loan or (y) the amount of any reduction in the Aggregate Revolving Commitments, as applicable, if the Termination Date or reduction shall occur at any time on or before the first anniversary of the Closing Date; and (ii) one and one-half percent (1.50%) of (x) the Aggregate Revolving Commitments then in effect (without regard to any termination thereof) plus the outstanding amount of the Term Loan or (y) the amount of any reduction in the Aggregate Revolving Commitments, as applicable, if the Termination Date or reduction shall occur at any time after the first anniversary of the Closing Date.  The parties hereto agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or any portion of the Aggregate Revolving Commitments and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.

(c) Other Fees.  The Borrower shall pay to the Agent for its own account and the account of the Lenders fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made.  For purposes of the calculation of interest on the Loans and the Outstanding Amount, all payments made by or on account of the Borrower shall be deemed to have been applied to the Loans two (2) Business Days after receipt of such payments by the Agent (as such receipt is determined pursuant to Section 2.11).  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Committed Revolving Loans or portion of the Term Loan, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) The Agent shall render monthly statements regarding the Loan Account to the Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Credit Parties unless, within thirty (30) days after receipt thereof by the Borrower, the Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Payments Generally; Agent’s Clawback.

(a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2.09.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (ii)           Funding by Revolving Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Revolving Lender prior to 12:00 noon on the date of such Revolving Credit Borrowing that such Revolving Lender will not make available to the Agent such Revolving Lender’s share of such Revolving Credit Borrowing, the Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Committed Revolving Loans. If the Borrower and such Revolving Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays its share of the applicable Revolving Credit Borrowing to the Agent, then the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in such Revolving Credit Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Agent.

(i) Payments by Borrower; Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several.  The obligations of the Term Lenders hereunder to make the Term Loan and of the Revolving Lenders hereunder to make Committed Revolving Loans, to fund participations in Letters of Credit and to make payments hereunder are several and not joint.  The failure of any Term Lender to make its portion of the Term Loan, or of any Revolving Lender to make any Committed Revolving Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Term Lender or Revolving Lender (as applicable) of its corresponding obligation to do so on such date, and no Term Lender or Revolving Lender (as applicable) shall be responsible for the failure of any other Term Lender or Revolving Lender (as applicable) to so make its portion of the Term Loan or its Committed Revolving Loan (as applicable), to purchase its participation or to make its payment hereunder.

(e) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in (a) any Revolving Lender’s receiving payment of a proportion of the aggregate amount of Obligations in respect of Committed Revolving Loans greater than its pro rata share thereof as provided herein, or (b) a Term Lender receiving payment of a portion of the aggregate amount of Obligations in respect of the Term Loan greater than its pro rata share thereof as provided herein (including, in each case, as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Revolving Lenders or Term Lenders, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan or its Committed Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13 Settlement Amongst Lenders.

(a) The amount of each Revolving Lender’s Applicable Percentage of outstanding Committed Revolving Loans shall be computed weekly (or more frequently in the Agent’s Permitted Discretion) and shall be adjusted upward or downward based on all Committed Revolving Loans and repayments of Committed Revolving Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Revolving Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Committed Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.14 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Committed Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Committed Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Revolving Loans of such Defaulting Lender until such time as all Committed Revolving Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any fee payable under Section 2.08 not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure.  If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Revolving Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, the Lender or the applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent, each Lender and each L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or a L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or a L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly executed originals of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly executed originals of  Internal Revenue Service Form W-8BEN, or

(iv) to the extent a Foreign Lender is not the beneficial owner, duly executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  If the Agent, any Lender or any L/C Issuer determines, in its Permitted Discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or such L/C Issuer in the event the Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender to make or continue LIBO Rate Loans shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, all Loans of such Lender shall thereafter bear interest a per annum rate equal to the prime rate of interest from time to time published by www.bankrate.com.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to a LIBO Rate Loan that (a) adequate and reasonable means do not exist for determining the LIBO Rate for with respect to a proposed LIBO Rate Loan, or (b) the LIBO Rate with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice and all Loans shall bear interest at a per annum rate equal to the prime rate of interest from time to time published by www.bankrate.com.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any Taxes, any Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for (A) Indemnified Taxes, (B) Other Taxes covered by Section 3.01, (C) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (D) Connection Income Taxes) payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such L/C Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.  In such event, such Lender or such L/C Issuer, as the case may be, will provide the Borrower with reasonably detailed evidence of such additional costs or reductions and the Change in Law giving rise thereto.

(b) Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, together with delivery to the Borrower of reasonably detailed evidence of such Change in Law, amount of increased capital, additional costs, or reductions, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.06 Survival.  All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Revolving Commitments and repayment of the Term Loan, the Committed Revolving Loans and all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (a) Winstead PC, counsel to certain of the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request, (b) Saul Ewing LLP, Pennsylvania counsel to TBAC Trust, addressed to the Agent and each Lender, as to such matters concerning TBAC Trust and the Loan Documents as the Agent may reasonably request, and (c) Aird & Berlis LLP, Canadian counsel to HA Sheldon, addressed to the Agent and each Lender, as to such matters concerning HA Sheldon and the Loan Documents as the Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect (except as disclosed in the Borrower’s reports filed with the SEC prior to the Closing Date), (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect except those which, if not obtained, would not cause a Default hereunder, and could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii) a payoff letter from the lender under the Existing Credit Agreement reasonably satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(ix) the Security Documents (including, without limitation, the Mortgages and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x) all other Loan Documents, each duly executed by the applicable Loan Parties;

(xi) (A)           appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Borrower, the results of which are satisfactory to the Agent (it being agreed that the appraisal of Gordon Brothers delivered to Agent prior to the Closing Date shall be deemed satisfactory) and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xii) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases  or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiii) (A)           all documents and instruments, including UCC and PPSA financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the DDA Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts (if any), and (D) Collateral Access Agreements as required by the Agent;

(xiv) evidence that all other actions that the Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(xv) an appraisal of each of the properties described in the Mortgages by a third party appraiser acceptable to the Agent and otherwise in form and substance satisfactory to the Agent (it being agreed that the appraisal of CBIZ Valuation Group, LLC delivered to Agent prior to the Closing Date shall be deemed satisfactory);

(xvi) flood certificates with respect to each of the properties described in the Mortgages certifying that such properties are not in a flood zone otherwise the Agent shall be named as loss payee and additional insured on flood insurance reasonably acceptable to the Agent with respect to such properties; and

(xvii) such other assurances, certificates, documents, consents or opinions as the Agent or its counsel reasonably may require.

(b) After giving effect to (i) the Loans made, and the Letters of Credit issued, on the Closing Date and (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, Availability shall be not less than $2,500,000.

(c) The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended on July 20, 2013, with a roll-forward with respect to Inventory and Accounts through July 22, 2013, and executed by a Responsible Officer of the Borrower.

(d) The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since the date of the Audited Financial Statements (except as disclosed in the Borrower’s reports filed with the SEC prior to the Closing Date).

(e) The Agent shall have received executed copies of the Licensor/Vendor Subordinated Notes.

(f) The Agent shall have received licensor consent agreements with respect to each of the license agreements set forth on Schedule 4.01 hereto, which consents shall provide that the applicable licensor under each such license agreement shall provide the Agent notice of any default under, or termination of, such license agreement contemporaneously with any delivery of such notice to the applicable Loan Party thereof.

(g) The Agent shall be reasonably satisfied that the Real Estate Eligibility Conditions have been satisfied.

(h) The Agent shall have received and be satisfied with the Borrower’s Business Plan and such other information (financial or otherwise) reasonably requested by the Agent. The Agent shall have received and reviewed the Approved Budget, which shall be in form and substance reasonably satisfactory to the Agent.

(i) There shall not be pending any litigation or other proceeding (except as disclosed on Schedule 5.06), the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(j) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(k) All fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(l) The Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent).

(m) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(n) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

(o) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

(p) The Agent and the Lenders shall have received a pro forma consolidated and consolidating opening balance sheet of the Borrower and its Subsidiaries.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in ARTICLE V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representations and warranty which is qualified by materiality which shall be true and correct in all respects) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (other than any representations and warranty which is qualified by materiality which shall be true and correct in all respects) as of such earlier date, and (ii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(e) No Overadvance shall result from such Credit Extension unless such Overadvance is a Permitted Overadvance.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required

Revolving  Lenders otherwise direct the Agent to cease making Committed Revolving Loans and direct each L/C Issuer to cease issuing Letters of Credit, the Revolving Lenders will fund their Applicable Percentage of all Committed Revolving Loans whenever made, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this ARTICLE IV, agreed to by the Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this ARTICLE IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power.  Each Loan Party (a) is a corporation, limited liability company, business trust, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, its jurisdiction of incorporation or organization, organization type, organization number, if any, issued by its jurisdiction of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), (b) such as have been obtained or made and are in full force and effect and (c) those which if not obtained would not cause a Default hereunder and could not reasonably be expected to result in a Material Adverse Effect.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated May 31, 2013, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, except as disclosed on Schedule 5.06 or in the Borrower’s reports filed with the SEC prior to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv)

of the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated and consolidating forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) and the Business Plan were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance (it being recognized by the Agent and the Lenders that any projections and forecasts provided by any Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable projections or forecasts and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

5.06 Litigation.  Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.  No Loan Party is in default under or with respect to any Material Indebtedness.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple (or is successor in interest to the record title owner) to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances.  Schedule 5.08(b)(2) sets forth the address

(including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date.  Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens reflected in filed financing statements on the property or assets of each Loan Party, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.  The property of each Loan Party is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party (other than intercompany Indebtedness owed by a Loan Party to any Loan Party) of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) No Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, with respect to properties currently owned or operated by any Loan Party or any Subsidiary thereof, or to the knowledge of the Borrower and any other Loan Party, any property formerly owned or operated by any Loan Party to any Subsidiary thereof, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of in violation of Environmental Laws on any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as otherwise set forth on Schedule 5,09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10 Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes.  The Loan Parties and their Subsidiaries have filed all Federal, state, provincial, territorial and other material tax returns and reports required to be filed, and have paid all Federal, state, provincial, territorial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance; Canadian Plans.

(a) The Borrower, each of its ERISA Affiliates and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan.  No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or Multiemployer Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i)           No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) Schedule 5.12 lists all Canadian Benefit Plans and Canadian Pension Plans maintained or contributed to by each Loan Party, and indicates, for each Canadian Pension Plan, whether such Canadian Pension Plan is a defined benefits plan or a defined contribution plan.  The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration.  Each Loan Party has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Each of the Canadian Pension Plans is fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

5.13 Subsidiaries; Equity Interests.  The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and other Permitted Encumbrances.  Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary.  The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and other Permitted Encumbrances.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.  Each Loan Party has disclosed to the Agent and the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered (it being recognized by the Agent and the Lenders that any projections and forecasts provided by any Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable projections or forecasts and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results).

5.16 Compliance with Laws.  Each of the Loan Parties and each Subsidiary is in compliance (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 hereof.

5.17 Intellectual Property; Licenses, Etc.  The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, provincial, territorial, local or foreign Law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth in the Borrower’s SEC filings or otherwise disclosed to Agent in writing, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or any other applicable labor relations board, organization or similar Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, except as would not be reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement is effective to create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement.  Upon such filings, and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC or PPSA, as applicable) or by obtaining control, under the UCC, or PPSA, as applicable (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

5.20 Solvency.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts.Annexed hereto as Schedule 5.21 is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

5.22 Brokers.  Except for Deloitte Corporate Finance LLP, no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Customer and Trade Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations, except as could not reasonably be expected to have a Material Adverse Effect.

5.24 Material Contracts.  Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date.  Except as disclosed to the Agent prior to the Closing Date and except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties are not in breach of or in default under, in any material respect, any Material Contract (which breach or default is continuing beyond any applicable cure periods or which has not been waived) and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25 Casualty.  Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Business Plan.  The Loan Parties are operating their business in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.01(c) and accepted by the Agent in its Permitted Discretion.

5.27 Personally Identifiable Information.  The Loan Parties maintain a policy for the treatment, handling and storage of consumer information and personally identifiable information in accordance with applicable Laws and a true, accurate and complete copy of the current version thereof has been provided to the Agent.

5.28 Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)

HA Sheldon is in compliance with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and all applicable regulations thereunder.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted) , or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements.  Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 30 days after the end of each of the Fiscal Months of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(c) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event by June 30 of each Fiscal Year of the Borrower, the Business Plan of the Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (for the avoidance of doubt, the Business Plan for the Fiscal Year in which the Maturity Date occurs shall cover such Fiscal Year in its entirety), and as soon as available, any significant revisions to the Business Plan with respect to such Fiscal Year; provided that (i) the Borrower shall submit a preliminary

Business Plan no later than May 31 of each Fiscal Year and (ii) any revisions by the Loan Parties to the Business Plan pursuant to a contemplated restructuring of the Indebtedness evidenced by the Licensor/Vendor Subordinated Notes or pursuant to any Event of Default occurring pursuant to Section 8.01(n) hereof shall be subject to the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed).

6.02 Certificates; Other Information.  Deliver to the Agent and each Lender, in form and detail satisfactory to the Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) on the Tuesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding week (provided that the Appraised Value percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable month in which such Borrowing Base Certificate is delivered), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Borrower and accompanied by all applicable system generated documentation supporting the information contained within the Borrowing Base Certificate, including but not limited to inventory reporting inclusive of inventory mix by category and/or department and, where applicable, accounts receivable detail documentation and any additional documentation reasonably requested by the Agent.

(d) promptly upon receipt or delivery thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities commission or stock exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) on or before the date that is five (5) days prior to the making of any payment or prepayment on account of the Indebtedness evidenced by the Licensor/Vendor Subordinated Notes, notice of the making of such payment or prepayment and a certificate setting forth the calculation of and certifying as to the satisfaction of the Payment Conditions (as defined in the Licensor/Vendor Subordinated Notes) in connection therewith;

(h) copies of any periodic sale or other reports sent to any licensors of the Loan Parties as and when delivered to such licensors, and a report of all royalty payments made to any licensors of the Loan Parties as and when made;

(i) as soon as available, but in any event within 30 days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(j) promptly after the Agent’s reasonable request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(k) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or a securities commission in Canada or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(l) on Tuesday of each week commencing with the first week after the Closing Date, a variance report showing the Loan Parties’ actual performance compared to the Approved Budget for the immediately preceding week and on a cumulative basis on and after the Closing Date, and projected results for the subsequent 13 week period, in form and substance reasonably acceptable to the Agent; and

(m) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a), or Section 6.02(d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC or a securities commission in Canada) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail upon request electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Agent.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices.  Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material breach or non-performance of, or any written notice of default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(e) of the occurrence of any ERISA Event or termination of winding-up of any Canadian Pension Plan;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) of any change in any Loan Party’s senior executive officers;

(h) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(l) of the entering into of any transaction permitted pursuant to clauses (h) or (l) of the definition of Permitted Disposition, clauses (c), (d) or (n) of the definition of Permitted Indebtedness, or clauses (a) through (e) or clause (n) of the definition of Permitted Investment.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d) Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, any Lender or any other Credit Party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(e) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(g) If at any time the area in which any Eligible Real Estate is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the in the same or similar business.

(h) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(i) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby during regular business hours upon reasonable prior notice; provided, that no such notice shall be required during the continuance of a Default or Event of Default.

(j) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07.  Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees.  The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) (i)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to upon reasonable prior notice and during regular business hours, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10 Inspection Rights.

(a) No more than two times within a Fiscal Year, permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct evaluations of the Business Plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and the limitation of two inspections within a Fiscal Year above shall not apply.

(b) Upon the request of the Agent after reasonable prior notice and during reasonable business hours; provided that no such notice shall be required during the continuance of a Default or Event of Default, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the

Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Business Plan.  The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and evaluations.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake up to three (3) commercial finance examinations each Fiscal Year at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake up to three (3) inventory appraisals and one (1) real estate appraisal each Fiscal Year at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Permit the Agent, from time to time in its Permitted Discretion, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or Event of Default, or (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials in violation of Environmental Laws at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any material complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any Eligible Real Estate from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Real Estate, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Real Estate and the use and operation thereof with all applicable Environmental Laws.  The Borrower will, and will cause each of their Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

(e) Upon the request of Salus after reasonable prior notice, use commercially reasonable efforts to assist Salus and any other Salus Entity (and any of their lending or funding sources) in obtaining ratings for the credit facilities provided for herein from one or more national rating agencies.  Without limiting the foregoing, senior management members of the Loan Parties shall attend or host one or more meetings with such rating agencies and Salus upon reasonable prior notice.

6.11 Use of Proceeds.  Use the proceeds of the Credit Extensions (a) to finance the acquisition of working capital assets of the Borrower, including the purchase of inventory and equipment, in each case in the ordinary course of business, (b) to  refinance all Indebtedness of the Loan Parties under the Existing Credit Agreement in full and (c) for general corporate purposes of the Loan Parties, including the repayment of certain Indebtedness owing to key vendors and licensors of the Loan Parties, as set forth in and subject to Section 7.07 hereof, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12 Additional Loan Parties.  Notify the Agent at the time that any Person becomes a Domestic Subsidiary (or if at any time an administratively dissolved Subsidiary ceases to be so administratively dissolved), and promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not a CFC or Excluded Subsidiary, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary), in each case in form, content and scope reasonably satisfactory to the Agent.  In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval to permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date:

(i) enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, together with the Concentration Account, the “Blocked Accounts”); and

(ii) at the reasonable request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.21.

(b) From and after the Closing Date, the Loan Parties shall cause to be sent via ACH or wire transfer no less frequently than daily (with respect to cash maintained in the United States) or weekly (with respect to cash maintained in Canada) (and, in each case, whether or not there are then any outstanding Obligations) to a Blocked Account all of the following:

(i) all amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii) all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iii) all proceeds of Accounts; and

(iv) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(c) Each Blocked Account Agreement shall require the ACH or wire transfer no less frequently than daily (with respect to cash maintained in the United States) or weekly (with respect to cash maintained in Canada) (and whether or not there are then any outstanding Obligations) to the concentration account controlled by the Agent at Wells Fargo Bank, National Association (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:

(i) the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii) all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

(iii) any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

(iv) provided, however, the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Agent and all funds therein shall be wired to an account specified by Agent no less frequently than daily.  The Agent shall cause all funds on deposit in the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order proscribed in either Section 2.04(f) or Section 8.03 of this Agreement, as applicable.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Blocked Account or the Concentration Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Agent.

(e) The Loan Parties shall cause screen shots of the bank accounts located in Hong Kong and Mexico of the Loan Parties and their Subsidiaries to be delivered to the Agent not less often than weekly, and upon the reasonable request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f) If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.13(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.21.

6.14 Information Regarding the Collateral.

(a) Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and the PPSA or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject to Permitted Encumbrances having priority by operation of applicable Law and the Intercreditor Agreement) in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Borrower shall advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same.  From time to time as may be reasonably requested by the Agent, the Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate in any material respect thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein).  Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each twelve (12) month period, consistent with past practices as applicable, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.  The Borrower, within ten (10) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its Permitted Discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws.  Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien (subject to Permitted Encumbrances having priority by operation of applicable Law and the Intercreditor Agreement) under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Upon the request of the Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(d) Upon the request of the Agent, use commercially reasonable efforts to cause any of its landlords to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.

(e) If required by the Agent, within thirty (30) days after the Closing Date, cause Tandy Brands Accessories Handbags, Inc. and/or Maquiladora Chambers de Mexico S.A. de C.V. to become a Guarantor hereunder in accordance with the provisions of Section 6.12 hereof.

6.18 Compliance with Terms of Leaseholds.  Except as otherwise expressly permitted hereunder or to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party and keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.19 Material Contracts.  Except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time reasonably requested by the Agent, (e) upon reasonable request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.20 Business Plan; Financial Advisor.

(a) Generally operate the business of the Loan Parties in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.01(c) hereof and accepted by the Agent in its Permitted Discretion, provided that such operation does not guarantee that actual results will match the estimates contained in the Business Plan.

(b) Maintain until January 31, 2014, or for such longer time period as may be required by the Agent in its sole discretion, the engagement by the Loan Parties (or, if required by the Agent, the engagement by the Agent) of a financial advisor acceptable to the Agent in its Permitted Discretion, and permit the Agent to appoint such financial advisor as a chief restructuring officer if required by the Agent in its Permitted Discretion.

6.21 Employee Benefit Plans.

(a) Maintain, and cause each ERISA Affiliate and Loan Party to maintain, each Pension Plan, Canadian Pension Plan and Canadian Benefit Plan in substantial compliance with all applicable Laws.

(b) Make, and cause each ERISA Affiliate and Loan Party to make, on a timely basis, all required contributions to any Multiemployer Plan, Canadian Pension Plan and Canadian Benefit Plan.

(c) Not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

(d) Deliver to Agent (i) if requested by Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties in excess of C$500,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments.  Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock.  (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests unless (i) such Equity Interests shall be issued solely by the Borrower and not by a Subsidiary of a Loan Party or shall be permitted by Section 7.06 or Sections 7.09(d) or (f), (ii) such Equity Interests provide that all dividends and other Restricted Payments in respect thereof shall be made solely in additional shares of such Equity Interests, in lieu of cash, (iii) such Equity Interests shall not be subject to redemption other than redemption at the option of the Loan Party issuing such Equity Interests and in accordance with the limitations contained in this Agreement, and (iv) all Restricted Payments in respect of such Equity Interests are expressly subordinated to the Obligations.

7.04 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into the Borrower, provided that in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(c) any Excluded Subsidiary may be dissolved or liquidated if the Borrower determines in good faith that any such dissolution or liquidation is in the best interest of the Loan Parties; and

(d) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party.

7.05 Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect  to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party; and

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person.

7.07 Prepayments of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness except the following:

(a) as long as no Default or Event of Default then exists, the Loan Parties may make regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than the KTC Indebtedness and Indebtedness under the Licensor/Vendor Subordinated Notes);

(b) so long as no Event of Default has occurred and is continuing, the Loan Parties may make regularly scheduled or mandatory or voluntary repayments, repurchases, redemptions or defeasances of the Indebtedness evidenced by the Licensor/Vendor Subordinated Notes if the Payment Conditions (as defined in the Licensor/Vendor Subordinated Notes) are satisfied;

(c) the Loan Parties may make regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of the KTC Indebtedness (i) from proceeds of EPK Collateral (as defined in the Intercreditor Agreement) and (ii) otherwise in an amount equal to the difference between (x) the EPK Purchase Price (as defined in the KTC Financing Documents) and (y) the amount realized upon either (a) the sale of the relevant Inventory or (b) the recovery on any amount for which the Agent has not paid EPK the Designated Amount (as defined in the Intercreditor Agreement), so long as (A) no Event of Default has occurred and is continuing hereunder, (B) no Event of Default has occurred and is continuing under the KTC Financing Documents, (C) any such payment shall not result in any default in any other Contractual Obligation of the Loan Parties, (D) the amount of all such payments permitted under this clause (c)(ii) shall not exceed $250,000 in the aggregate without the written consent of the Agent, and (E) prior to making any such payment under this clause (c)(ii), the Loan Parties shall deliver to the Agent a certificate or other evidence of satisfaction of the conditions contained in clauses (A) through (D) above reasonably satisfactory to the Agent; and

(d) the Loan Parties may consummate Permitted Refinancings of any such Indebtedness.

7.08 Change in Nature of Business.

Engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.09 Transactions with Affiliates.  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties and to the extent otherwise expressly permitted hereunder, intercompany transactions between the Loan Parties and their Subsidiaries, (b) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Borrower to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, and insurance arrangements entered into for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries, and (f) any issuances of securities of the Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Borrower) of the Borrower or any of its Subsidiaries.

7.10 Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that this Section 7.10  shall not apply to any (i) customary provisions in leases and other contracts restricting the assignment or other transfer thereof, (ii) restrictions resulting from any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower (or the assets of a Subsidiary of the Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder, (iv) customary provisions in license agreements entered into by the Loan Parties with the approval of the Agent in its commercially reasonable discretion, and (v) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions permitted by this Agreement,  provided  that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements.

7.11 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents.  Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13 Fiscal Year.  Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts.  Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Agent within fifteen (15) days of the creation thereof appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(a)(ii) hereof) or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent.  No Loan Party shall maintain any bank accounts other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Minimum Consolidated EBITDA.

Minimum Consolidated EBITDA.  Permit Consolidated EBITDA for the twelve-month period ending on each date set forth below to be less than the corresponding amount set forth below:

Twelve-Month Period Ending	Minimum Consolidated EBITDA
November 1, 2013	($15,972,000)
December 1, 2013	($5,897,000)
January 1, 2014	($4,845,000)
February 1, 2014	($4,323,000)
March 1, 2014	$1,921,000
April 1, 2014	$2,369,000
May 1, 2014	$2,203,000
June 1, 2014	$1,928,000
July 1, 2014	$1,987,000
August 1, 2014	$1,987,000
September 1, 2014	$2,116,000
October 1, 2014	$2,245,000
November 1, 2014	$2,398,000
December 1, 2014	$2,438,000
January 1, 2015	$2,486,000
February 1, 2015	$2,488,000
March 1, 2015	$2,488,000
April 1, 2015	$2,527,000
May 1, 2015	$2,536,000
June 1, 2015	$2,574,000

provided that the levels set forth above shall be revised as agreed between the Agent and the Borrower in connection with any payments made on the Indebtedness evidenced by the Licensor/Vendor Subordinated Notes.

7.16 Account Concentration

.  Permit the aggregate amount of all cancellations, charge backs, credit memos, discounts, returns, write-offs or other dilution of the Loan Parties’ Accounts as determined by the Agent in its sole discretion as of the end of each month on a trailing twelve month basis, and as tested at the time that any commercial finance examination is conducted under Section 6.10(c) hereof, to exceed twenty (20%) percent of the aggregate sales of Inventory of the Loan Parties for such period.

7.17 Budgeted Expenses.

Pay any expenses other than those set forth in the thirteen week budget approved by the Agent prior to the Closing Date, which budget shall be updated weekly on a rolling thirteen week basis following the Closing Date (such initial budget, together with any subsequent budget which the Agent may, in its reasonable discretion, approve, the “Approved Budget”).  From the Closing Date until January 31, 2014, (x) the Loan Parties’ sales and inventory receipts shall each not be less than 20.0% of the projected amounts set forth in the Approved Budget, and (y) the Loan Parties’ actual expenses and cash expenditures each shall not be greater than 20.0% of the projected amounts set forth in the Approved Budget, by line item or in the aggregate, and Availability hereunder shall not be less than 20.0% of projected Availability set forth in the Approved Budget; provided, however, that the Borrower shall not use funds allocated to a particular line item in the Approved Budget (including line items denominated “Miscellaneous” or “Other”, or words of similar import) to pay any expenses under any other line item(s) in the Approved Budget without the prior express written consent of the Agent, which consent may be conditioned, withheld, or delayed in the Agent’s sole and exclusive discretion.  The foregoing shall be tested on Tuesday of each week as of the end of the prior week pursuant to the variance report delivered by the Borrower to the Lender, in each case on a weekly and cumulative basis commencing with the fourth (4th) week after the Closing Date.

7.18 Accounts Payable to Inventory Ratio.

From the Closing Date until January 1, 2014, permit the Loan Parties’ ratio of accounts payable from Inventory purchases for any applicable period to Inventory at the end of such period, to be less than 0.18:1.00, as calculated on a monthly basis on the last day of each month.

7.19 Excluded Subsidiaries.

Permit any Excluded Subsidiary to have assets other than those existing on the Closing Date; provided that the Borrower may fund payroll and rent amounts to fund Hong Kong operations into accounts held by Tandy Brands Accessories Handbags, Inc. on a monthly basis and to fund Mexico operations into accounts held by Maquiladora Chambers de Mexico S.A. de C.V. on a weekly basis, in each case to the extent set forth in clause (i)(ii)(B) of the definition of Permitted Indebtedness and clause (g)(iv)(B) of the definition of Permitted Investments.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 or 6.14 or ARTICLE VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for twenty (20) days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due beyond any applicable cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries (other than (i) a CFC that is not a Loan Party or (ii) an Excluded Subsidiary) institutes, consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, receiver and manager, mortgagee in possession, sequestrator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, receiver and manager, mortgagee in possession, sequestrator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for forty-five (45) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for forty-five (45) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof (other than (i) a CFC that is not a Loan Party or (ii) an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy; or

(h) Judgments.  There is entered against any Loan Party or any Subsidiary thereof (other than (i) a CFC that is not a Loan Party or (ii) an Excluded Subsidiary) (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (or the equivalent thereof in any other currency) (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents.  (i)  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Cessation of Business.  Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m) Loss of Collateral.  There occurs any uninsured loss to any material portion of the Collateral; or

(n) Breach of Contractual Obligation.  Either (x) any Loan Party or any Subsidiary thereof (other than (i) a CFC that is not a Loan Party or (ii) an Excluded Subsidiary) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure, default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract (other than the failure to make any payment under the Licensor/Vendor Subordinated Notes due to a failure to meet the requirements set forth in Section 7.07 hereof), or (y) any purchase order under the KTC Financing Documents in an amount in excess of $250,000 is canceled; or

(o) Indictment.  The indictment of any Loan Party or any Subsidiary (other than (i) a CFC that is not a Loan Party and (ii) an Excluded Subsidiary) thereof, under any federal, state, provincial, territorial, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony;

(p) Guaranty.  The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document;

(q) Subordination.  (i)  The subordination provisions of the Licensor/Vendor Subordinated Notes (the “Subordinated Provisions”) or the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Licensor/Vendor Subordinated Notes or against EPK, as applicable; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions or the Intercreditor Agreement, (B) that the Subordinated Provisions and the Intercreditor Agreement exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions or the Intercreditor Agreement, as applicable; or

(r) Material Adverse Effect.  A Material Adverse Effect shall occur.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Revolving Commitments of each Revolving Lender to make Committed Revolving Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations (to the extent not already Cash Collateralized);

(d) capitalize any accrued and unpaid interest by adding such amount to the outstanding principal balance of the Loans, at which time such capitalized amount shall bear interest at the Default Rate;

(e) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and

(f) Credit Bidding.  The Agent or any Lender may purchase, in any public or private sale conducted under the provision of the UCC (including pursuant section 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law, all or any portion of the Collateral.  The Lenders hereby irrevocably authorize the Agent, upon written consent of the Required Lenders, to credit bid (in an amount and on such terms as may be directed by the Required Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under ARTICLE III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under ARTICLE III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (to the extent not already Cash Collateralized);

Seventh, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan and all other Obligations related to the Term Loan, ratably among the Term Lenders in proportion to the respective amounts described in this clause Ninth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  In accordance with Section 2.04(b) if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
THE AGENT

9.01 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Salus to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuers, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the terms “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or a L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agent.  The Agent may at any time give written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Salus as Agent pursuant to this Section shall also constitute the resignation of Salus as an L/C Issuer.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, (b) such retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or a L/C Issuer hereunder.

9.09 Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers, the Agent and such Credit Parties under Sections 2.03, 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its Permitted Discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver promptly to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements.  By signing this Agreement, each Lender:

(a) agrees to furnish the Agent at such frequency as the Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and, if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements and other Borrower Materials required to be delivered by the Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials, and shall not be liable for any information contained in any Borrower Materials (including any Report);

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties' personnel;

(e) agrees to keep all Reports and other Borrower Materials confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report and other Borrower Materials in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable Law, can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

9.14 Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, each L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, such L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, such L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, such L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X
MISCELLANEOUS

10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written Consent of each Revolving Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or fees at the Default Rate;

(d) as to any Lender, change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Applicable Lenders”, “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) increase the Aggregate Revolving Commitments without the written Consent of each Revolving Lender;

(i) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the Permitted Discretion of the Agent to change, establish or eliminate any Reserves;

(j) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(k) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter and any agreement with any Cash Management Bank relating to Cash Management Services may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider of any Cash Management Services (or holder of any Obligations relating thereto) shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party and (y) any Loan Document may be amended and waived with the written consent of the Agent at the request of and with the written consent of the Borrower without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Loan Parties, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to ARTICLE II if such Lender or such L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent may, in its Permitted Discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Internet.  In no event shall the Agent or any of its Related Parties (each, an “Agent Party”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party.

(d) Change of Address, Etc.  Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each Lender and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuers and Lenders.  The Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan

Parties shall indemnify the Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Agent, such L/C Issuer, such Lender or any such Related Party.  All telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee; provided that, in the case of legal fees and expenses, such fees and expenses shall be limited to the fees and expenses of one counsel to all such Indemnitees, taken as a whole, one firm of regulatory counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of the Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) results from any claim, litigation, investigation or proceeding that does not involve an act or omission of any Loan Party or their respective Subsidiaries or Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any action brought by an Indemnitee against the Agent in its capacity as such).

(c) Reimbursement by Lenders.  Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable on demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of any Agent and any L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its Permitted Discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of Section (b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless the Agent otherwise consents;

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consent.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries or to any natural Person.

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Committed Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Revolving Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lenders having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register.  The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section (b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04 and Section 10.08).  The Participation Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Salus assigns all of its Revolving Commitment and Committed Revolving Loans pursuant to subsection (b) above, Salus may, upon thirty (30) days’ notice to the Borrower and the Revolving Lenders, resign as a L/C Issuer.  In the event of any such resignation as a L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Salus as a L/C Issuer.  If Salus resigns as a L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto.  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to Salus to effectively assume the obligations of Salus with respect to such Letters of Credit.

(i) Transactions by Salus Entity.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (A) neither Salus nor any Affiliate thereof (each, a “Salus Entity”) shall be required to comply with this Section 10.06 in connection with any transaction involving any other Salus Entity or any of its or their lenders or funding or financing sources, and no Salus Entity shall have any obligation to disclose any such transaction to any Person, and (B) there shall be no limitation or restriction on (i) the ability of any Salus Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation to any other Salus Entity or any lender or financing or funding source of a Salus Entity or (ii) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation; provided, however, that Salus shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender”.

10.07 Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such Person agrees to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law and shall not result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada) (in each case, the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

10.10 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04 and 10.04 and ARTICLE IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require in its Permitted Discretion such indemnities and collateral security in such reasonable amounts and as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED

STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate any applicable foreign asset control or economic sanctions regulation, including the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended)  (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Criminal Code (Canada) or any other economic sanctions laws administered by Foreign Affairs and International Trade Canada or the Department of Public Safety Canada (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order, (c) is a Person designated by the Canadian government on any list set out in any Economic Sanction Law including the United Nations Al-Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism or the Criminal Code (Canada) with which a Canadian Person cannot deal with or otherwise engage in business transactions (or is controlled by or acts, directly or indirectly, for or on behalf of any such Person), or (d) is a Person who is otherwise the target of Canadian economic sanctions laws such that a Canadian Person cannot deal or otherwise engage in business transactions with such Person.

10.19 Time of the Essence.  Time is of the essence of the Loan Documents.

10.20 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.21 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party  shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness during the continuation of an Event of Default.  If any amount shall erroneously be paid to any Loan Party during the continuation of an Event of Default on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Loan Party shall repay any of the Obligations constituting Loans made to the Borrower hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties.  As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA or (d) rendering such Loan Party an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).

10.22 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23 Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TANDY BRANDS ACCESSORIES, INC., as Borrower

By: ___________________
Name: _________________
Title: __________________

H.A. SHELDON CANADA LTD., as a Guarantor

By: ___________________
Name: _________________
Title: __________________

TBAC INVESTMENT TRUST, as a Guarantor

By: ___________________
Name: _________________
Title: __________________

Signature Page to Credit Agreement

SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and as Collateral Agent

By: ________________________
Name:

Its Authorized Signatory

Signature Page to Credit Agreement

SALUS CAPITAL PARTNERS, LLC, as a Lender

By: ________________________
Name:

Its Authorized Signatory

Signature Page to Credit Agreement

SCHEDULE 6.02
Tandy Brands Accessories, Inc.
REQUIRED REPORTING CHECKLIST
(For the Fiscal Month of ___________________)

DUE NAME OF REPORT	( X )
Weekly (by 12:00 pm EST on Tuesday of each week or, if such day is not a Business Day, on the next succeeding Business Day), on the requested date of each Borrowing per Section 6.02(c):
Borrowing Base Certificate with summary backup information (SCP Form)

Concurrently with each Borrowing Base Certificate;
A detailed Inventory system/perpetual report specifying the cost value of Borrower’s Inventory (inclusive of inventory mix by category and/or department),
A detailed calculation of Inventory categories of Borrower that are not eligible for borrowing base with additional detail showing additions to and deletions there from,
A detailed calculation of outstanding Accounts Receivable by aging
A detailed calculation of Accounts Receivable categories of Borrower that are not eligible for borrowing base with additional detail showing additions to and deletions there from,

Weekly Flash Sales Report A General ledger report as of the close of business on the immediately preceding Friday

Monthly (30 days after month end), per Section 6.01:
Monthly Financial Statements inclusive of Income Statement, Balance Sheet, Cash Flow in comparative form the figures for such period set forth in the projections, the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year

Detailed inventory report and inventory aging report
Calculation of Borrower’s Inventory and Eligible Inventory as of the end of that month
Detailed aging of accounts payable
Officer’s Compliance Certificate (SCP Form)
Sales Report with comparative figures for such period set forth in projections

Vendor/Licensor Subordinated Note Payment Notice, per Section 6.02 (g):
Notice of the making of any payment or prepayment on either Vendor or Licensor Subordinated Notes required at least 5 days prior to anticipated payment.  Notice must be accompanied by certificate demonstrating compliance with Payment Conditions.

Covenant Compliance Event, per Section 7.15, 7.16, 7.17 and 7.18:
Minimum TTM EBITDA (7.15) covenant calculation (20% cushion to 2014 plan, test begins November 1, 2013) Account Concentration (tested monthly on a TTM basis, 7.16)

13-Week Budgeted Expenses (7.17), which sales, inventory, availability, actual expenses, and cash expenditures tested weekly on Tuesday on a rolling build-up 4-week basis with a 20% cushion from close through January 1, 2014.

Accounts Payable to Inventory Ratio (7.18) will be tested monthly and shall not be greater than 0.18x.

Annually (120 days after fiscal year end unless otherwise specified), per Section 6.01:
Audited Annual Financial Statements (120 days) Section 6.01(a)
Insurance coverage summary report Section 6.02 (h) specifying type, amount and carrier, (within 30 days) after each fiscal year end
Annual Business Plan that shall go out through the end of the next fiscal year on a monthly basis (due no later than June 30 of each year) Section 6.01(c)
(1)	X = The required report is included in this reporting package, with the following exception(s): ____________________________________________________________________________________

The purpose of the above reporting is to provide Salus Capital Partners with the same financial information prepared in the normal course of business to monitor, evaluate and report the Company’s financial results.  If the above information is provided in an existing Company report in a different format please call to discuss substituting the Company’s report for the one above. Please note that per Section 6.02(m) of the Credit Agreement, Salus Capital Partners may require, from time to time, additional information or reporting from the Company.